Exhibit 10.3

AXESSTEL, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of June 7, 2012, by and between Axesstel, Inc. a Nevada corporation (“Axesstel”), and Stephen Sek, an individual (“Sek”), with respect to the following facts:

A. Axesstel has employed Sek in the capacity of chief technology officer under the terms of an employment agreement dated October 20, 2006, as amended.

B. Axesstel and Sek now desire to enter into this Agreement to supersede all prior employment agreements between them, and to set out the terms and conditions of Sek’s continued employment with Axesstel.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

EMPLOYMENT AND RESPONSIBILITIES

1.1 Employment. Axesstel hereby employs Sek as its chief technology officer, subject to the supervision and direction of Axesstel’s chief executive officer and its board of directors (the “Board”).

1.2 Duties and Responsibilities. Sek shall have such duties as may be assigned to Sek from time to time by Axesstel’s chief executive officer and the Board, consistent with the responsibilities of the position of chief technology officer. Sek shall comply with all applicable governmental laws, rules and regulations and with all of Axesstel’s policies, rules and/or regulations applicable to the employees of Axesstel and shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices.

1.3 Devotion of Time. Sek shall devote Sek’s full time, abilities and energy to the faithful performance of the duties assigned to Sek under this Agreement and the promotion of the business affairs of Axesstel.

ARTICLE II

DUTY OF LOYALTY

2.1 Outside Activities. During the period of his employment, Sek may serve on one or two boards of directors (or similar body) of other business entities, or provide advisory and other services thereto; provided, that such activities do not interfere with the effective discharge of his duties and responsibilities to Axesstel, the nature of such service is disclosed to the Board and the Board consents to Sek’s rendering such service, which consent shall not be unreasonably withheld or delayed.

2.2 Non-Competition. Sek shall not divert any business opportunities from Axesstel to Sek or to any other person or business entity. During the term of this Agreement, Sek will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of Axesstel, and Sek will not assist any other person or organization in competing with Axesstel or in preparing to engage in competition with the business or proposed business of Axesstel.

2.3 Non-Solicitation. During the term of this Agreement, Sek will not encourage any customer, employee or consultant of Axesstel to discontinue, substantially reduce or materially alter their business relationship with Axesstel in a manner that is detrimental to Axesstel.

2.4 Injunctive Relief. Sek expressly agrees that the covenants set forth in Sections 2.2 and 2.3 are reasonable and necessary to protect Axesstel and its legitimate business interests, and to prevent the unauthorized dissemination of proprietary information to competitors of Axesstel. Sek also agrees that Axesstel will be irreparably harmed and that damages alone cannot adequately compensate Axesstel if there is a violation of Sections 2.2 or 2.3 by Sek, and that injunctive relief against Sek is essential for the protection of Axesstel. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, Axesstel shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred for the securing of such relief.

ARTICLE III

COMPENSATION

During the term of this Agreement, Axesstel shall pay Sek the following compensation:

3.1 Salary. In consideration of the services to be rendered by Sek to Axesstel, Axesstel will pay to Sek an annual salary of $212,000 (the “Base Salary”) during the term of this Agreement, which salary may be increased (but not decreased) from time to time in the sole discretion of the Board. Such Base Salary shall be payable in conformity with Axesstel’s customary practices for executive compensation, as in effect from time to time.

3.2 Bonus. Sek will be eligible to earn an annual bonus for each calendar year, as determined by the Board based upon Axesstel’s performance as well as Sek meeting certain performance objectives to be defined by the Board in connection with the adoption of the operating budget for each fiscal year during the term of Sek’s employment. Any bonus earned shall be paid within ninety (90) days following the end of Axesstel’s fiscal year end.

3.3 Compensatory Equity. Sek will be eligible to be awarded options to acquire common stock or other equity compensation awards under Axesstel’s 2004 Equity Incentive Plan or other equity incentive plans subsequently adopted by Axesstel or its affiliates. The timing and amount of any equity awards will be determined by the administrator of the equity incentive plan.

3.4 Car Allowance. Sek shall be entitled to receive a car allowance in the amount of $1,000 per month.

3.5 Benefits. Sek will be eligible to participate on the same basis as other Company executive employees in Axesstel’s employee benefit plans, including, without limitation, health insurance, as such benefits or plans may be modified or amended from time to time.

3.6 Vacation. Sek will be eligible to accrue twenty (20) days of paid vacation each year. Such vacation shall be taken at such times and intervals as shall be agreed to by Axesstel and Sek in their reasonable discretion. Sek shall cease to accrue further vacation at any time after Sek has unused vacation accrual of sixty (60) days.

3.7 Expenses. Axesstel shall pay or reimburse Sek for all reasonable business expenses including, without limitation, cell phone, personal digital assistant (PDA) device, business travel expenses, reasonably incurred or paid by Sek in the performance of his responsibilities hereunder in accordance with Axesstel’s prevailing policy and practice relating to reimbursements as modified from time to time. Sek must provide substantiation and documentation of these expenses to Axesstel in accordance with Axesstel policies in order to receive reimbursement.

ARTICLE IV

TAXES

4.1 Tax Obligations. All payments made under this Agreement to Sek or Sek’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. Sek will be solely liable and responsible for the payment of Sek’s taxes arising as a result of any payment hereunder including without limitation any unexpected or adverse tax consequence.

4.2 Section 409A. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code (the “Code”). In the event that this Agreement or any benefit paid to Sek hereunder is deemed to be subject to Code Section 409A, Sek consents to Axesstel adopting such conforming amendments as Axesstel deems necessary, in its reasonable discretion, to comply with Code Section 409A. In addition, if Sek is a specified employee (within the meaning of Code Section 409A) at the time of Sek’s separation from service, then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the payment of certain benefits owed to Sek under this Agreement will be delayed and instead paid (without interest) to Sek upon the earlier of the first business day of the seventh month following Sek’s separation from service or ten business days after Sek’s death.

4.3 Code Section 280G. In the event that it is determined that any payment or distribution of any type to or for Sek’s benefit made by Axesstel, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of Axesstel’s assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either: (i) in full; or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Sek shall receive the greater, on an after-tax basis, of (i) or (ii) above, provided however that to the extent applicable, Sek may elect to subject the payments that are in excess of the permissible maximum payment amount specified under Code section 280G(b)(2)(A)(ii) to a stockholder vote as provided for under Code section 280G(b)(5). Unless Sek and Axesstel agree otherwise in writing, any determination required under this

Section 4.3 shall be made in writing by an independent accountant selected by Axesstel (the “Accountant”) whose determination shall be conclusive and binding. Sek and Axesstel shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. Axesstel shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section.

ARTICLE V

EFFECT ON OTHER AGREEMENTS.

5.1 Previous Employment Agreements. This Agreement shall supersede and replace any prior employee offer letter or employment agreement between Axesstel and Sek, including the employment agreement dated October 20, 2006.

5.2 Equity and Bonus Compensation Plans and Agreements. This Agreement shall not have any effect, or constitute any waiver of, any of Sek’s rights under outstanding option or right to purchase common stock of Axesstel or any compensation or bonus plan of Axesstel.

5.3 Indemnification. This Agreement shall not have any effect, or constitute any waiver of, any of Sek’s rights to indemnification under Axesstel’s Articles of Incorporation or any Indemnification Agreement between Axesstel and Sek.

5.4 Proprietary Information. Concurrently with the execution of this Agreement, and in consideration of the salary and benefits provided to Sek under this Agreement, Sek has entered into Axesstel’s Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A.

ARTICLE VI

TERM AND TERMINATION

6.1 Term and Termination. Sek may resign his employment with Axesstel at any time, but Axesstel requests, as a courtesy, that Sek provide reasonable notice in advance of any resignation. Axesstel may terminate this Agreement for any reason, or no reason at all, at any time upon thirty (30) days’ prior written notice to Sek. Unless Axesstel requests otherwise in writing, upon termination of Sek’s employment for any reason, Sek shall be deemed to have immediately resigned from all director and officer positions with Axesstel (and its affiliates) effective as of Sek’s last day of employment.

6.2 Payments on Termination. Upon termination of Sek’s employment for any reason, on the last day of employment Sek shall receive payment of: (i) earned but unpaid Base Salary; (ii) unused vacation days, if any, to the extent accrued through the last day of employment; and (iii) payment of any outstanding reimbursable business expenses.

6.3 Severance Compensation. If (i) Axesstel terminates Sek’s employment under this Agreement without Cause (as defined below), or (ii) if Sek resigns for Good Reason (as defined below), then in each such case and subject to compliance with the conditions of Sections 6.6 and 6.7 of this Agreement, Sek will be eligible to receive the following benefits (the “Severance Compensation”):

6.3.1 Axesstel shall pay to Sek an amount equal to twelve (12) months of Sek’s Base Salary then in effect, with such amount payable to Sek in a single lump sum on the date of separation of employment.

6.3.2 Axesstel shall pay to Sek in a lump sum promptly following the date of separation of employment an amount equal to a prorated portion of his bonus, calculated to the separation date (less amounts previously paid), provided that Sek has met the performance objectives for that calendar year through the most recently completed fiscal quarter. Performance objectives tied to the Company’s operating results will be measured by comparing the amounts recorded in the Company’s financial statements in its quarterly report filed with the SEC for the relevant period against the Company’s operating budget (as approved by the Board of Directors) for the fiscal year. In the case of management by objectives, if any, measurement of pro rata performance will be established by the Board of Directors in good faith.

6.3.3 Axesstel shall pay Axesstel’s portion of the premiums required to continue Sek’s (and his dependents’) group health insurance benefits for twelve (12) months after the termination of employment under the applicable provisions of COBRA; provided that Sek timely elects to continue and remains eligible for these benefits under COBRA, and is not offered and is not eligible for health insurance benefits through another employer during this period. Sek shall provide advance written notice to Axesstel informing Axesstel when the Sek is offered or becomes eligible for other group health insurance benefits in connection with new employment. In addition, if periodically requested by Axesstel, the Sek will provide Axesstel with written confirmation that he has not been offered other group health insurance benefits.

6.3.4 In the event that the termination without Cause or the resignation for Good Reason occurs within twelve months following the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then-outstanding shares of common stock of Axesstel other than in a transaction that has been approved by the Board or the stockholders (a “Change in Control”), then Sek shall also be entitled to an amount equal to Sek’s full annual bonus paid at 100% of the target amount as set immediately prior to the Change in Control, payable in a lump sum promptly upon separation of employment.

6.4 Termination for Cause. Axesstel may terminate Sek’s employment under this Agreement for Cause at any time immediately upon written notice to Sek. Termination by Axesstel shall constitute a termination for “Cause” if such termination is for one or more of the following reasons:

6.4.1 the failure or refusal of Sek to fulfill his obligations under this Agreement or the material breach by Sek of any of the terms of this Agreement which is not cured within 15 days following written notice to Sek identifying the nature of the failure;

6.4.2 Sek’s abuse of alcohol, drugs or illegal substances which interferes with Sek’s ability to perform his duties;

6.4.3 gross negligence, a material breach by Sek of his fiduciary duties or the commission by Sek of an act of fraud or embezzlement or his misappropriation of any money or other assets or property (whether tangible or intangible) of Axesstel or its subsidiaries;

6.4.4 Sek’s engagement in conduct resulting in a material injury to the business, financial condition or operations of Axesstel or its subsidiaries and which is not authorized by the Board; or

6.4.5 the conviction of, or plea of guilty or nolo contendere by, Sek of a felony or any crime or civil violation involving misrepresentation, fraud, theft, or other willful act involving intentional wrongdoing.

In the event of a termination of Sek’s employment for Cause, Sek shall be entitled only to the payments under Section 6.2 and shall not be entitled to any Severance Compensation.

6.5 Resignation for Good Reason. “Good Reason” for purposes of this Agreement shall mean:

6.5.1 a material diminution in the Sek’s authority, duties or responsibilities;

6.5.2 any reduction in the Base Salary other than voluntary reductions commensurate with salary reduction programs implemented across all executive officers of Axesstel; or

6.5.3 Axesstel’s material breach of the Employment Agreement.

For purposes of this Agreement, Sek may resign his employment from Axesstel for “Good Reason” within sixty (60) days after the date that any one of the Good Reason events listed above has first occurred without Sek’s written consent. Sek’s resignation for Good Reason will only be effective if Axesstel has not cured or remedied the Good Reason event within 30 days after its receipt of Sek’s written notice (such notice shall describe in detail the basis and underlying facts supporting Sek’s belief that a Good Reason event has occurred). Such written notice must be provided by Sek to Axesstel within 30 days of the initial existence of the alleged Good Reason event. Failure to timely provide such written notice to Axesstel means that Sek will be deemed to have consented to and waived the Good Reason event. If Axesstel does timely cure or remedy the Good Reason event, then Sek may either resign his employment without Good Reason or Sek may continue to remain employed subject to the terms of this Agreement.

6.6 Release of Claims and Covenant Not to Sue. The Severance Compensation will be paid if and only if Sek timely satisfies all of the following conditions: (i) Sek complies with all surviving provisions of this Agreement; (ii) Sek executes (and does not revoke) a release of claims and covenant not to sue (the “Release”) substantially in the form provided in the attached Exhibit B (and as may be reasonably modified by Axesstel) and remains in full compliance with such Release and (iii) such Release must become effective within 60 days after the termination of employment.

6.7 Covenants. As a condition of this Agreement and to Sek’s receipt of any Severance Compensation, Sek will fully and timely comply with all of the covenants set forth in this Section (which shall survive the termination of employment).

6.7.1 Upon the termination of employment, Sek shall return to Axesstel all Company property including, but not limited to, computers, cell phones, pagers, keys, laboratory notebooks, business cards, intellectual property, etc. and Sek shall not retain any copies, facsimiles or summaries of any Axesstel proprietary information. Notwithstanding the foregoing, on termination of employment Sek shall be permitted to retain his laptop computer, personal digital assistant and cellular telephone, provided that Axesstel first removes any of Axesstel’s proprietary information from those devices.

6.7.2 Upon the termination of employment, Sek shall execute Axesstel’s Proprietary Information Agreement Termination Certification (or its successor agreement).

6.7.3 Sek will fully pay off any outstanding advances, loans or debts owed to Axesstel no later than their applicable due date or the termination of employment (if no other due date has been previously established).

6.7.4 Sek will not at any time during and subsequent to Sek’s period of employment with Axesstel make any disparaging statements (oral or written) about Axesstel, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of Axesstel’s products or work-in-progress, in any manner that might be harmful to their businesses, business reputations or personal reputations.

6.7.5 Sek shall, upon Axesstel’s request and without any payment therefore, reasonably cooperate with Axesstel (and be available as necessary) after the termination of employment, in connection with any legal matters involving events that occurred during Sek’s period of employment with Axesstel.

ARTICLE VII

MISCELLANEOUS

7.1 Interpretation. Both Axesstel and Sek have had the opportunity to consult with counsel before executing this Agreement. Accordingly this Agreement shall be construed in accordance with its fair meaning and not strictly for or against either party.

7.2 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

7.3 Entire Agreement. This Agreement and the Exhibits attached hereto set forth the entire agreement and understanding of the parties relating to the subject matter contained in this Agreement and merges all prior and contemporaneous discussions and agreements between them. Any modification of any of the provisions of this Agreement shall not be valid unless in writing and signed by authorized representatives of the party against whom such modification is sought to be enforced.

7.4 Notices. All notices pursuant to this Agreement must be in writing (which may be by facsimile or electronic transmission) to be effective and shall be deemed to have been given on the day actually delivered or received (upon confirmation thereof). All notices to Sek shall be addressed to the address set forth below his signature and all the notices to Axesstel shall be sent to Axesstel’s headquarters.

7.5 Assignment. Neither party shall have the right to assign its duties or responsibilities under this Agreement. With the above qualifications, this Agreement shall inure to the benefit of, and be binding upon, the parties to this Agreement, and their respective executors, administrators, successors and assigns.

7.6 Governing Law. This Agreement shall be interpreted and governed by the laws of the State of California and, as applicable, the laws of the United States, without giving effect to the principles of choice of law or conflicts of laws of California.

7.7 Attorneys’ Fees. In the event of any disputes arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and other fees and costs related thereto.

7.8 Counterparts. This Agreement may be executed in multiple counterparts and transmitted by facsimile or by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party’s signature. Each such counterpart shall constitute an original and all of which together shall constitute one instrument.

[Signature Page to Executive Employment Agreement Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AXESSTEL, INC.

By:	/s/ Patrick Gray
Name:	Patrick Gray
Title:	Chief Financial Officer

STEPHEN SEK

/s/ Stephen Sek
Signature

Street Address

City State Zip Code

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or retention as a consultant by Axesstel Inc., a Nevada corporation (“Axesstel”), I hereby agree to certain restrictions placed by Axesstel on my use and development of information and technology of Axesstel, as more fully set out below.

ARTICLE I

PROPRIETARY INFORMATION AND COMPANY DOCUMENTS

1.1 Proprietary Information. I understand that Axesstel possesses Proprietary Information which is important to its business. “Proprietary Information” is information developed, created or discovered by Axesstel, or which became known by or was conveyed to Axesstel, which has or could have commercial value in Axesstel’s business. By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information such as patent, copyright, trade secret, techniques, methodologies inventions, know-how, processes, sketches, drawings, models, apparatus, equipment, algorithms, data, database, database criteria, software programs and subroutines, source and object code, features, modes of operation, formulae related to the current, future and proposed products and services of Company, research, experimental work, development, design details, specifications, engineering, financial information, procurement requirements, purchasing, manufacturing and customer lists, business forecasts, sales and merchandising plans, marketing plans, other employee’s positions, skill levels, duties, compensation and all other terms of their employment. I acknowledge that Proprietary Information may include information previously disclosed to me. Proprietary Information may be stamped or otherwise marked “Confidential, “Proprietary,” or with some similar designation. If any information or material is not so marked but nonetheless it meets the definition above, it is still Proprietary Information. If I am uncertain as to whether particular information or materials are Proprietary Information, I will request Axesstel’s written opinion as to their status. I understand that Proprietary Information does not include any information, idea or material that: (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my employment by Axesstel; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information, ideas or materials (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from Axesstel. Any information, idea or material will not be considered to be publicly known or in the public domain merely because it is embraced by more general information in my prior possession or the possession of others, or merely because it is expressed in public literature in general terms. Proprietary Information also does not include my general knowledge and skill obtained during the course of my employment. I understand that my employment or engagement as a consultant creates a relationship of confidence and trust between me and Axesstel with respect to Proprietary Information.

1.2 Company Documents. I understand that Axesstel possesses Company Documents which are important to its business. “Company Documents” are documents or other media, including without limitation electronic data and information, that contain Proprietary Information or any other information concerning the business, operations or plans of Axesstel, whether such documents have been prepared by me or by others. Company Documents include, but are not limited to, documents, spreadsheets, presentations, reports, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, electronic communications, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

ARTICLE II

RESTRICTIONS ON USE

2.1 Proprietary Information. All Proprietary Information and all patents, copyrights and other rights in connection therewith are and shall remain solely the property of Axesstel. At all times, both during my employment with or engagement as a consultant to Axesstel and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior approval of Axesstel, except as may be necessary in the ordinary course of performing my duties to Axesstel.

2.2 Company Documents. All Company Documents are and shall remain solely the property of Axesstel. I agree that during my employment with or engagement as a consultant to Axesstel, I will not remove or electronically transmit any Company Documents from the business premises of Axesstel or deliver any Company Documents to any person or entity outside Axesstel, except as I am required to do in connection with the performance of my duties to Axesstel and pursuant to appropriate non-disclosure agreements.

2.3 Third Party Information. I recognize that Axesstel may have received and in the future will receive from third parties their confidential or proprietary non-public information subject to a duty on Axesstel’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during my employment with or engagement as a consultant to Axesstel and after its termination, I will keep in confidence and trust and will not use or disclose any such confidential or proprietary information or anything relating to it without the prior approval of Axesstel, except as may be necessary in the ordinary course of performing my duties to Axesstel consistent with Axesstel’s agreement with such third party.

2.4 Location. I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current “need to know.” I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists. I agree not to remove Proprietary Information from Axesstel’s premises except as required in the course of my employment or consultancy with Axesstel.

2.5 Actions on Termination. I further agree that, immediately upon the termination of my employment with or engagement as a consultant to Axesstel for any reason, or at any other time requested by Axesstel, I will return all Company Documents, apparatus, equipment, and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to the public; and (iii) my copy of this Agreement, and will agree to sign and deliver a Termination Certificate in the form attached hereto as Exhibit 1.

ARTICLE III

PERSONAL INFORMATION

3.1 Definition of Personal Information. “Personal Information” means personally identifiable information about employees, independent contractors or third party individuals, including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to Axesstel.

3.2 Protection of Personal Information. During my employment with or engagement as a consultant with Axesstel and thereafter, I shall hold Personal Information in the strictest confidence and shall not disclose or use Personal Information about other individuals, except in connection with my work for Axesstel, or unless expressly authorized in writing by an authorized representative of Axesstel. I understand that there are laws in the United States and other countries that protect Personal Information, and that I must not use Personal Information about other individuals other than for the purposes for which it was originally used or make any disclosures of other individuals’ Personal Information to any third party or from one country to another without prior approval of an authorized representative of Axesstel. I understand that nothing in this Agreement prevents me from discussing my wages or other terms and conditions of my employment with coworkers or others, unless such discussion would be for the purpose of engaging in unfair competition or other unlawful conduct.

ARTICLE IV

INVENTIONS

4.1 Definition. As used in this Agreement, the term “Inventions” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs.

4.2 Records. I agree during the term of this Agreement to make and maintain adequate and current records, in a form specified by Axesstel, of all Inventions, that I develop during the term of this Agreement. Such records shall remain the sole property of Axesstel at all times.

4.3 Disclosure of Inventions. I will promptly disclose in writing to my immediate supervisor, or to any persons designated by Axesstel, all Inventions, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment or engagement as a consultant. I will also disclose all things that would be Inventions if made during the term of my employment with or engagement as a consultant to Axesstel, but conceived, reduced to practice, or developed by me within three (3) months of the termination of my employment with or engagement as a consultant to Axesstel to permit a determination by Axesstel as to whether such Inventions should be property of Axesstel.

Such disclosures shall be received by Axesstel in confidence. I will not disclose Inventions to any person outside Axesstel unless I am requested to do so by my supervisor or other person designated by Axesstel. Prior to my submitting or disclosing for possible publication or dissemination outside Axesstel any material prepared by me that incorporates information that concerns Axesstel’s business or anticipated research, I agree to deliver a copy of such material to Axesstel, for its review. I agree to make such deletions and revisions as are reasonably requested by Axesstel to protect its Proprietary Information.

4.4 Ownership of Inventions. I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment or consultancy shall be the sole property of Axesstel. Axesstel shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith. I further acknowledge and agree that such Inventions, are “works made for hire” (as that term is used in the United States Copyright Act) for Axesstel, and that all rights to such Inventions in all forms shall belong to Axesstel for all purposes throughout the universe in perpetuity.

4.5 Assignment. I hereby assign to Axesstel any right, title or interest I have or may in the future acquire in Inventions which I make, conceive or reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment or consultancy. I am aware that new rights to the Inventions and new or changed technology, uses, media, formats, modes of transmission and methods of distribution, dissemination, exhibition or performance are being and will inevitably continue to be developed in the future, which offer new opportunities for exploiting the Inventions, and I intend and hereby do grant and convey to Axesstel any and all new rights to and all new exploitation rights in respect of the Inventions. I agree to confirm any such waivers and consents from time to time as requested by Axesstel.

4.6 License. To the extent any of the rights, title and interest in and to the Inventions cannot be assigned by me to Axesstel, I hereby grant to Axesstel an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Inventions can be neither assigned nor licensed by me to Axesstel, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Axesstel or any of Axesstel’s successors in interest to such non-assignable and non-licensable rights.

4.7 Moral Rights. Axesstel is the “author” of such Inventions for all purposes, and the sole and exclusive owner of all the rights therein and thereto, including all so-called “moral rights of authors” and “droit moral” rights and any similar or analogous rights under the applicable laws of any country of the world. To the extent such moral rights cannot be assigned under applicable law, I hereby waive such moral rights and consent to any action of Axesstel that would violate such moral rights in the absence of such consent. I hereby authorize Axesstel to publish the Inventions in Axesstel’s sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Inventions or my relationship thereto. I agree to ratify and consent to any action that may be taken or authorized by Axesstel with respect to such Inventions, and I will confirm any such ratifications and consents from time to time as requested by Axesstel.

4.8 Further Assurances. I agree to perform, during and after my employment with or engagement as a consultant to Axesstel, all acts deemed necessary or desirable by Axesstel to permit and assist it, at Axesstel’s expense, in obtaining and enforcing patents, copyrights or other rights on such Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in filing, prosecution, or registration of patents or other applications, assistance in the enforcement of proprietary rights, or cooperation in legal proceedings. I hereby irrevocably designate and appoint Axesstel and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

4.9 Labor Code Section 2870. Notwithstanding the foregoing provisions of this Article, I understand that any provision in the Agreement requiring the assignment of my rights shall not apply to an Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit 2.

ARTICLE V

PRIOR INVENTIONS

5.1 Prior Work. All previous work done by me for Axesstel relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Axesstel is the property of Axesstel, and I hereby assign to Axesstel all of my right, title and interest in and to such previous work.

5.2 Disclosure of Prior Innovations. I have identified on Exhibit 3 attached hereto all Inventions, applicable to the business of Axesstel or relating in any way to Axesstel’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Axesstel, which I desire to be excluded from this Agreement. I represent that I have no rights in any Inventions other than those specified in Exhibit 3. If there is no such list on Exhibit 3, I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such prior Inventions at the time of signing this Agreement.

5.3 Prior Agreements; No Conflict. I represent and warrant that my performance of all the terms of this Agreement and as an employee or consultant of Axesstel does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with or engagement as a consultant to Axesstel. I will not improperly use or disclose to Axesstel, or induce Axesstel to use, any confidential or proprietary information or material belonging to any previous employers or others and understand that Axesstel will not ask me to do so. Additionally, I will not bring any confidential, proprietary or trade secret information or material belonging to others onto Axesstel’s premises. I represent and warrant that I have returned all property and confidential information belonging to all prior employers. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with or engagement as a consultant to Axesstel.

ARTICLE VI

GENERAL PROVISIONS

6.1 Governing Law. The interpretation, validity and effect of this Agreement shall be governed by the laws of the State of California, without reference to its conflict of laws provision.

6.2 Parties Bound and Benefited. This Agreement shall be binding upon me, my heirs, executor, assigns, and administrators, and shall inure to the benefit of Axesstel, its subsidiaries, successors and assigns.

6.3 Specific Performance. I agree that it would be impossible or inadequate to measure and calculate Axesstel’s damages from any breach of the covenants set forth herein. Accordingly, I agree that if I breach any such covenants, Axesstel will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach by me and to specific performance of any provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief, and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

6.4 Indemnification. I agree to indemnify and hold Axesstel harmless for all damages, costs and expenses of litigation (including reasonable attorneys’ fees) associated with any violations of any agreements to which I am a party, any inaccuracies in or breaches of any representations, warranties or covenants I have made in this Agreement or my employment agreement or consulting agreement with Axesstel, if any, or for any violation by me of any laws.

6.5 Entire Agreement. This Agreement (along with the Exhibits attached hereto) and my employment agreement or consulting agreement with Axesstel, if any, constitutes the entire agreement among the parties hereto pertaining to the subject matter contained herein and supersedes all prior agreements, representations, and understandings of the parties, whether oral or written, with respect to its subject matter. This Agreement can only be modified by a subsequent written agreement executed by the parties hereto.

6.6 Counterparts. This Agreement may be executed in multiple counterparts and transmitted by facsimile or by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party’s signature. Each such counterpart shall constitute an original and all of which together shall constitute one instrument.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

AXESSTEL, INC.		“Employee” or “Consultant”

By:	/s/ Patrick Gray	/s/ Stephen Sek
Name:	Patrick Gray	Signature
Title:	Chief Financial Officer
Stephen Sek
Print Name

EXHIBIT 1

Termination Certificate

I certify that I have complied with all the terms of the Proprietary Information and Invention Agreement of Axesstel, Inc., a Nevada corporation (“Axesstel”) signed by me (the “Agreement”), including the reporting of any Inventions or other Proprietary Information (as defined therein), conceived or made by me (solely or jointly with others) covered by the Agreement.

Further, I certify that I do not have in my possession, nor have I failed to return, any Company Documents (as defined in the Agreement) or reproductions of any aforementioned items belonging to Axesstel.

Further, I agree that, in compliance with the Agreement, I will preserve as confidential all Proprietary Information or anything relating or pertaining to any business of Axesstel or any of its employees, clients, consultants or licensees.

Print Name

Signature	Date

Exhibit 1

EXHIBIT 2

California Labor Code Sections 2870 to 2872.

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

2. Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

Exhibit 2

EXHIBIT 3

1. The following is a complete list of all Inventions relevant to the subject matter of my employment with or engagement as a consultant to Axesstel that have been made or conceived or first reduced to practice by me or jointly with others prior to my employment or engagement as a consultant, which I desire to remove from the operation of Axesstel’s Proprietary Information and Invention Agreement:

         No inventions or improvements.

         See below: Any and all inventions regarding:

         Additional sheets attached.

2. I propose to bring to my employment the following materials and documents of a former employer:

         No materials or documents

         See below:

Print Name

Signature	Date

-1-	Exhibit A to Executive Employment Agreement

EXHIBIT B

RELEASE OF CLAIMS AND COVENANT NOT TO SUE

This Release of Claims and Covenant Not To Sue (the “Release”) is entered into by                      (“Executive”) in connection with the following facts:

A. Executive was an employee of Axesstel, Inc., a Nevada corporation (“Axesstel”) and served as Axesstel’s [JOB TITLE].

B. Pursuant to the Executive Employment Agreement executed by the Parties on April     , 2012 (the “Severance Agreement”), the Executive is eligible for specified severance benefits upon the occurrence of certain events with such benefits conditioned upon, among other things, the Executive’s execution and non-revocation of this Release.

C. Executive’s employment was terminated on [DATE] (the “Separation Date”).

D. Pursuant to the terms of the Severance Agreement, Axesstel has determined to treat the termination of Executive’s employment as eligible for payment of certain severance benefits provided in the Severance Agreement.

NOW, THEREFORE, in consideration of the severance benefits and the covenants contained herein, and intending to be legally bound, the Executive agrees as follows:

1. Termination of Employment. Executive acknowledges and agrees that Executive’s employment with Axesstel terminated as of the close of business on the Separation Date. As of the Separation Date, Executive agrees that he/she is no longer an employee of Axesstel and no longer holds any positions or offices with Axesstel.

2. Severance Benefits. In consideration for the release of claims set forth below and other obligations under this Release and the Severance Agreement and in satisfaction of all of Axesstel’s obligations to Executive and further provided that (i) this Release is signed by Executive and not revoked by Executive under Section 5(c) herein and (ii) the Executive remains in continuing compliance with all of the terms of this Release and the Severance Agreement, the Executive is eligible to receive the Severance Compensation benefits specified in Section 6.3 of the Severance Agreement.

3. Executive’s Release of Claims. Executive hereby expressly covenants not to sue and releases and waives any and all claims, liabilities, demands, damages, penalties, debts, accounts, obligations, actions, grievances, and causes of action (“Claims”), whether now known or unknown, suspected or unsuspected, whether at law or in equity, of any kind or nature whatsoever, which Executive has or claims to have, now or hereafter, against Axesstel and its divisions, facilities, subsidiaries and affiliated entities, successors and assigns, or any of its or their respective past or present officers, directors, trustees, shareholders, agents, employees, attorneys, insurers, representatives (collectively, the “Releasees”), including, but not limited to, any Claims arising out of or relating in any way to Executive’s employment at Axesstel and the termination thereof. Executive hereby acknowledges and agrees that the Claims released by this

-1-	Exhibit B to Executive Employment Agreement

Release include, but are not limited to, any and all Claims which arise or could arise under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the California Fair Employment and Housing Act, California statutory or common law, the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions, and federal statutory law, or any Claim for severance pay, bonus, sick leave, disability, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit. Nothing in this Release shall limit in any way Executive’s right under California Workers’ Compensation laws to file or pursue any workers’ compensation claim or any rights to indemnification Executive may have in connection with Executive’s actions taken in the course of his/her duties with Axesstel. This release shall not apply to any claims that may not be waived as a matter of applicable law.

3.1 As part of this general release, Executive expressly releases, waives and relinquishes all rights under Section 1542 of the California Civil Code which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive acknowledges that he/she may later discover facts in addition to or different from those which Executive now knows, or believes to be true, with respect to any of the subject matters of this Release, but that it is nevertheless Executive’s intention to settle and release any and all Claims released herein.

3.2 Executive warrants and represents that there is not now pending any action, complaint, petition, executive charge, grievance, or any other form of administrative, legal or arbitral proceeding by Executive against Axesstel and further warrants and represents that no such proceeding of any kind shall be instituted by or on Executive’s behalf based upon any and all Claims released herein.

3.3 Executive expressly acknowledges, understands and agrees that this Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release:

(i) Executive is advised to consult an attorney before signing this Release;

(ii) Executive is granted twenty-one (21) days after he/she is presented with this Release to decide whether or not to sign this Release;

(iii) Executive will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Release, and this Release shall not become effective and enforceable until that revocation period has expired without such revocation;

-2-	Exhibit B to Executive Employment Agreement

(iv) Executive hereby acknowledges and agrees that he/she is knowingly and voluntarily waiving and releasing Executive’s rights and claims in exchange for consideration (something of value) in addition to anything of value to which he/she is already entitled; and

(v) Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

4. Labor Code Section 206.5. Executive agrees that Axesstel has paid to Executive his/her salary and vacation accrued as of the Separation Date and that these payments represent all such monies due to Executive through the Separation Date. In light of the payment by Axesstel of all wages due, or to become due to Executive, California Labor Code Section 206.5 is not applicable. That section provides in pertinent part as follows:

“No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.”

5. Severability. Whenever possible, each provision of this Release will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6. Entire Agreement. This Release and the Severance Agreement (and any agreements referenced therein) represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior agreements whether written or oral.

7. No Representations. Executive has not relied upon any representations or statements made by Axesstel in deciding whether to execute this Release.

8. Right to Advice of Counsel. Executive acknowledges that Executive has had the opportunity to fully review this Release and, if Executive so chooses, to consult with counsel, and is fully aware of Executive’s rights and obligations under this Release.

9. Voluntary Execution of Release. This Release is executed voluntarily by Executive and without any duress or undue influence and with the full intent of releasing all claims. The Executive acknowledges that:

(i) He/She has read this Release;

-3-	Exhibit B to Executive Employment Agreement

(ii) He/She understands the terms and consequences of this Release and of the releases it contains;

(iii) He/She is fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, the Executive has executed this Release as shown below.

EXECUTIVE

Dated:

-4-	Exhibit B to Executive Employment Agreement